UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2015

PANERA BREAD COMPANY
(Exact name of registrant as specified in its charter)

Delaware	000-19253	04-2723701
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3630 South Geyer Road, Suite 100 St. Louis, MO		63127
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: 314-984-1000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Officers; Compensatory Arrangements of Certain Officers.

(a)    On April 10, 2015, the Board of Directors of Panera Bread Company (the “Company”) appointed Michael J. Bufano, age 40, as the Company’s Senior Vice President and Chief Financial Officer, effective April 15, 2015 (the “Commencement Date”). Mr. Bufano will serve as the Company’s principal financial officer as of such date.
Mr. Bufano will receive a bi-weekly salary of $16,346 and will be eligible to receive an annual incentive bonus with a target award equal to 40% of his annual base salary. Mr. Bufano will also be eligible to receive an annual grant under the Company’s 2005 Long Term Incentive Program (the “LTIP”), a sub-plan under the Company’s 2006 Stock Incentive Plan, in an amount equal to 100% of his annual base salary, including eligibility for a Performance Award equal to 50% of his annual base salary, a Choice Award equal to 25% of his annual base salary and a Restricted Stock Award equal to 25% of his annual base salary.
Mr. Bufano has served as the Company’s Senior Vice President, Planning since August 2014, prior to which he served as our Vice President of Planning from July 2010 to August 2014. Prior to joining us, Mr. Bufano served in various positions for PepsiCo, Inc., a global food and beverage company, including as Director, Strategic & Financial Planning, PepsiCo Americas Beverages from February 2008 to July 2010.
(b)    On April 10, 2015, the Company also announced that William W. Moreton, the Company’s Executive Vice Chairman and interim Chief Financial Officer, will continue his role as Executive Vice Chairman of the Company’s Board of Directors and remain involved in the development and execution of the Company's financial strategies but will cease serving as the Company’s principal financial officer as of the Commencement Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANERA BREAD COMPANY

Date:	April 10, 2015	By:	/s/ Louis DiPietro
		Name:	Louis DiPietro
		Title:	Senior Vice President, General Counsel